Exhibit 10.5

First Amendment to the

Bowater Incorporated Supplemental Retirement Savings Plan

Effective as of January 1, 2005

WHEREAS, Bowater Incorporated (the “Company”) adopted the Bowater Incorporated Supplemental Retirement Savings Plan (the “Plan”) as of January 1, 2005;

WHEREAS, Section 9.1 of the Plan permits the Human Resources and Compensation Committee of the Board of Directors of the Company (the “HRCC”) to amend the Plan;

WHEREAS, the HRCC desires to amend the Plan effective as of January 1, 2008 to: (1) expand participation in the Plan and provide the right to receive Employer Contributions and make Salary Deferrals to all Eligible Employees in Salary Grade 33 (or equivalent) or higher or who are members of executive management and are designated by the Chief Executive Officer of the Company or AbitibiBowater Inc. or his delegate, (2) provide for full accelerated vesting of a Participant’s Excess Automatic Company Contributions and Employer Contributions in the event a Participant is involuntary terminated without cause within 24 months immediately following the closing of the Abitibi-Bowater Transaction; and (3) make additional changes in response to final Treasury Regulations promulgated under Code Section 409A.

NOW, THEREFORE, the Plan is amended in the following respects, effective as of January 1, 2008, except as otherwise noted

1. Section 3.1(c) is amended by adding the following sentence to the end of that Section:

“Notwithstanding the foregoing, effective as of January 1, 2008, an Eligible Employee shall be entitled to participate in the Plan and receive Employer Contributions under Section 4.2, and make Salary Deferrals under Section 4.3 of the Plan, if the Eligible Employee satisfies the criterion listed in Section 3.1(c)(i).”

2. Section 4.3(c) is amended in its entirety to read as follows:

“4.3 Salary Deferrals. Effective as of January 1, 2007, an Eligible Employee described in Section 3.1(c) and effective as of January 1, 2008, an Eligible Employee described in the last sentence of Section 3.1(c), may irrevocably elect to defer, on a pre-tax basis, up to 50% of his or her Base Salary (in whole percentages) for a Plan Year by delivering a properly executed Deferral Form to the Plan Administrator within the time specified in Section 3.2(c). The actual dollar amount deferred shall be determined on a gross Base Salary and shall be reduced, if necessary, to accommodate for: (i) contributions that the Eligible Employee is first required to make or has elected to make under all other retirement and welfare benefit plans maintained by the Eligible Employee’s Employer; and (ii) all deductions from Base Salary required by law, including Social Security and Medicare taxes. Such an election is a separate and independent election from an election to defer compensation under the Retirement Savings Plan. A Salary Deferral election shall apply only to Base Salary earned after the effective date of such election (as described in Section 3.2(c)).”

3. Section 6.4 is amended, effective as of October 29, 2007, in its entirety to read as follows:

“6.4 Accelerated Vesting: Excess Automatic Company and Employer Contributions.

(a) If a Participant’s service is involuntarily terminated by the Employer for any reason other than ‘cause’ before the Participant becomes vested in any Excess Automatic Company Contributions or Employer Contributions, then the Participant shall become vested in a portion of his or her Excess Automatic Company Contributions, if any, and Employer Contributions, if any, including income and gains. Such vested portion shall be determined by multiplying the Participant’s Excess Automatic Company Contributions, if any, and Employer Contributions, if any, by a fraction, the numerator of which is the Participant’s number of completed months of service with the Employer, and the denominator of which is 36. Notwithstanding the foregoing, if a Participant’s service is involuntarily terminated by the Employer for any reason other than ‘cause’ during the 24 month period that begins on October 29, 2007, the date the Transaction (as defined in Section 5.2(b)) closed, the Participant shall become fully vested in and have a nonforfeitable right to his or her Excess Automatic Company Contributions and Employer Contributions, adjusted for income, gains, and losses attributable thereto. Except as otherwise provided in a Participant’s employment or other individual agreement, ‘cause’ for purposes of this Section 6.4(a) shall be determined by the Company in its sole discretion.”

4. Sections 7.3, 7.4, 7.5, and 7.6 are amended in their entirety, and new Section 7.7 is added, to read as follows:

“7.3 Benefits Upon Death. Upon the Participant’s death, the Plan Administrator shall pay to the Participant’s Beneficiary a benefit equal to the remaining balance in the Participant’s Account in a lump sum payment. Payment shall be made following the date of the Participant’s death, but no later than the end of the calendar year in which the Participant’s death occurs or, if later, the 15th day of the third month following the date of the Participant’s death.

7.4 Benefits Upon Disability. A Participant shall receive the balance of his or her Account in a lump sum payment upon a Disability. Payment shall be made following the date of Disability, but no later than the end of the calendar year following the date of Disability or, if later, the 15th day of the third month following the date of Disability.

7.5 Right of Offset. The Employer shall have the right to offset any amounts payable to a Participant under the Plan to reimburse the Employer for liabilities or obligations of the Participant to the Employer if the following conditions are met:

(a) the liabilities or obligations of the Participant to the Employer were incurred in the ordinary course of the service relationship between the Participant and the Employer;

(b) the entire amount to be offset does not exceed $5,000 in any taxable year of the Participant; and

(c) the offset is made at the same time and in the same amount as the liabilities or obligations otherwise would have been due and collected from the Participant.

7.6 Taxes. Income taxes and other taxes payable with respect to an Account shall be deducted from amounts payable under the Plan. All federal, state or local taxes that the Plan Administrator determines are required to be withheld from any payments made pursuant to this Article 7 shall be withheld. The Plan Administrator shall have the discretion to make a distribution, or accelerate the time or schedule of payment, from a Participant’s Account if payment is required for:

(a) FICA, FUTA and/or the corresponding withholding provisions of applicable state and local taxes with respect to compensation deferred under the Plan. Any such distribution shall not exceed the aggregate of such tax withholding and shall reduce the Participant’s Account balance to the extent of such distributions; or

(b) payment of state, local or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan and FUTA resulting from such payment. Any such payment shall not exceed the amount of such taxes due as a result of Plan participation.

7.7 Additional Discretion to Accelerate Distribution.

(a) The Plan Administrator shall have the discretion to accelerate the time or schedule of payment under the Plan if the Plan fails to meet the requirements of Code Section 409A and regulations promulgated thereunder, provided that any such payment does not exceed the amount required to be included in income as a result of such failure.

(b) The Plan Administrator shall have the discretion to require a mandatory lump sum payment of a Participant’s Account balance up to the Code Section 402(g)(1)(B) limit in effect at the time of payment provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan (as determined in accordance with plan aggregation rules set forth in Code Section 409A and Treasury Regulations promulgated thereunder).”

5. Section 9.1 is amended in its entirety to read as follows:

“9.1 Authority to Amend and Terminate.

(a) The Plan reserves to the Board the right to amend or terminate the Plan at any time, subject to Section 9.2. Any amendment or termination of the Plan shall be effected by resolution of the Board or its authorized delegate. Except as provided in paragraph (b), Account balances shall be maintained under the Plan until such amounts would otherwise have been distributed in accordance with the terms of the Plan.

(b) Upon termination of the Plan, the Board reserves the discretion to accelerate distribution of the Accounts of Participants in accordance with regulations promulgated by the Department of Treasury under Code Section 409A.”

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IN WITNESS WHEREOF, the HRCC has caused this Second Amendment to the Plan to be executed by a duly authorized officer this 27th day of November, 2007.

BOWATER INCORPORATED

By:	/s/ Jim T. Wright
Jim T. Wright
Title:	Executive Vice President – Human Resources

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